Summary of Board of Director Compensation (Non-Employee Directors)
Enphase Energy, Inc.
Non-Employee Director Compensation Policy
Effective: November 1, 2020

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of Enphase Energy, Inc. (“Enphase”) or any of its subsidiaries (each such member, a “Director”) will receive the following compensation for his or her Board service following the effective date of this policy:
Annual Cash Compensation
The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If a Director joins the Board or a committee at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Director provides the service, and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.
1.Annual Board Service Retainer:
a.All Directors: $50,000
2.Annual Committee Chair Retainer:
a.Chairman of the Audit Committee: $25,000
b.Chairman of the Compensation Committee: $20,000
c.Chairman of the Nominating & Corporate Governance Committee: $10,000
3.Annual Committee Member (non-Chair) Retainer:
a.Audit Committee: $15,000
b.Compensation Committee: $10,000
c.Nominating & Corporate Governance Committee: $5,000
d.Strategic Committee: $10,000
4.Annual Lease Independent Director Retainer: $20,000
Equity Compensation
The equity compensation set forth below will be granted under the Enphase 2011 Equity Incentive Plan (the “Plan”) or (if applicable) any successor plan approved by Enphase’s stockholders.
1.Annual Grant: On the date of each Enphase annual stockholder meeting, each Director will be automatically, and without further action by the Board, granted a restricted stock unit (RSU) award for a number of shares with a target fair value equal to $250,000, rounded down for any partial share. Such RSU award will vest in four (4) quarterly installments on the 15th day of August, November, February, and May following the grant date, subject to the Director’s Continuous Service (as defined in the Plan).

2.Annual Grant to Lead Independent Director: On the date of each Enphase annual stockholder meeting, the Lead Independent Director will be automatically, and without further action by the Board, granted a restricted stock unit (RSU) award for a number of shares with a target fair value equal to $20,000, rounded down for any partial share. Such RSU award will vest in four (4) quarterly installments on the 15th day of August, November, February, and May following the grant date, subject to the Director’s Continuous Service (as defined in the Plan).
Target fair value for the above RSU awards will be calculated using the closing stock price on the Nasdaq Global Market (or any successor exchange) on the grant date.